UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 28, 2013

Axesstel, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement

On March 28, 2013, we entered into a First Amendment to Loan and Security Agreement with Silicon Valley Bank (the “Amendment”), pursuant to which we secured a $2.25 million term loan. The Amendment modifies the Loan and Security Agreement dated September 25, 2012 with Silicon Valley Bank (the “Loan and Security Agreement”), pursuant to which we maintain a $7.0 million accounts receivable credit facility.

The term loan is a three year term loan, with monthly payments of interest only during the first six months, and equal monthly payments amortizing the principal over the remaining 30 months of the loan. Interest on the term loan accrues at 6.00% per annum. In addition, we are required to make a one-time final payment of $45,000 at the time the loan is repaid.

In addition to the term loan, the Amendment reduces the rate of interest for advances made under the accounts receivable credit facility. Under the credit facility, Silicon Valley Bank, in its discretion, will make advances to us in the amount of up to 80% of the value of (i) eligible accounts receivable and (ii) eligible purchase orders for inventory in transit to a customer. For each qualified account receivable or purchase order financed, we pay interest based on Silicon Valley Bank’s prime rate, plus a specified margin, multiplied by the face amount of the account receivable or purchase order. Eligible accounts receivable financed now carry a specified margin of 0.75% (down from 1.00% in the Loan and Security Agreement) and if our EBITDA for any trailing six month period falls below $1.0 million, the specified margin increases to 2.50% (down from 3.00%). The similar margins for eligible purchase orders for inventory in transit financed remain unchanged at 1.40% and 3.20%, respectively. At current prime lending rates, the effective rate of interest on advances under our credit facility are now approximately 5.95% and 6.75% for advances against eligible accounts receivable and purchase orders for inventory in transit, respectively.

In connection with the Amendment, we agreed to maintain certain financial ratios as a condition of our borrowings. We agreed to maintain a fixed charge coverage ratio—a ratio calculated over a trailing twelve (12) month period equal to EBITDA minus cash capital expenditures and cash taxes during the period, divided by the amount of principal and interest payments on outstanding indebtedness and capital lease obligations incurred during the period—of greater than 1.25 to 1.00. Payments of principal under our term loan to a commercial bank in China as well as principal payments under our account receivable credit line are excluded from indebtedness for purposes of this calculation. We also agreed to maintain a liquidity ratio—a ratio of cash at Silicon Valley Bank plus eighty percent (80%) of eligible account receivables divided by total indebtedness owed to Silicon Valley Bank—of greater than 1.50 to 1.00. We agreed to submit a compliance certificate to Silicon Valley Bank at the end of each calendar month confirming our calculation of these ratios. Our failure to maintain compliance with these ratios would give Silicon Valley Bank the right to declare an event of default.

All borrowings under the Loan and Security Agreement, including the term loan and the credit facility, are secured by an interest in all of our assets. We also agreed not to pledge or encumber our assets, other than for certain permitted liens. We are required to maintain our primary operating and other deposit accounts and securities accounts with Silicon Valley Bank. We also agreed to other customary affirmative and negative covenants and events of default in connection with the Loan and Security Agreement. The occurrence of an event of default could result in the acceleration of our obligations under the Loan and Security Agreement and an increase to the applicable interest rate, and would permit Silicon Valley Bank to exercise remedies with respect to the collateral under the Loan and Security Agreement.

The foregoing summary description of the Amendment and the Loan and Security Agreement is qualified by reference to the complete copy of each agreement, which are filed as exhibits to this report. We issued a press release announcing the entry into the Amendment, a copy of which is filed as an exhibit to this report.

Item 2.03.	Creation of a Direct Financial Obligation or Off Balance Sheet Arrangement.

The information under Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Loan and Security Agreement dated September 25, 2012 between the registrant and Silicon Valley Bank (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on October 1, 2012).

10.2	First Amendment to Loan and Security Agreement dated March 28, 2013 between the registrant and Silicon Valley Bank.

99.1	Press Release dated April 3, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2013	Axesstel, Inc.

	By:	/s/ Patrick Gray
	Name:	Patrick Gray
	Title:	Chief Financial Officer